Exhibit 99.i

                               [SAAMCO LETTERHEAD]







                               June 18, 2002

Gentlemen:

     This opinion is being furnished in connection with the filing by SunAmerica Style Select Series, Inc., a Maryland Corporation ("Corporation"), of Post-Effective Amendment No. 36 (the "Amendment") to the Registration
Statement on Form N-1A under the Securities Act of 1933, as amended (the "Registration Statement") pursuant to the Corporation's Registration Statement.

     I am familiar with the proceedings taken by the Corporation in connection with the authorization, issuance and sale of the Corporation's shares. In addition, I have examined the Corporation's Articles of Incorporation, By-Laws, in each case as amended, supplemented, and in effect on the date hereof and such other documents that have been deemed relevant to the matters referred to herein.

     Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, and based upon and subject to the foregoing examination, I am of the opinion that, the shares registered by the Amendment are legally issued, fully paid and nonassessable shares of common stock of the Corporation.

     I am a member of the Bar of the State of Maryland. Insofar as any opinion expressed herein involves the laws of the State of Maryland, such opinion should be understood to be based on my review of the published statutes of such state, and, where applicable, published cases of the courts and rules or regulations of regulatory bodies of such state. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment, and to the filing of this opinion under the securities laws of any state.

                                               Very truly yours,

                                               /s/ Robert M. Zakem

                                               Robert M. Zakem